SUB-ITEM 77I: Exhibit
                            SELIGMAN COMMON STOCK FUND, INC.


Information regarding the sales charges in repsect of the Registrant's Class A shares, effective as of Janury 7, 2008, and the conversion of the Registrant's Class D shares into Class C shares, effective as of the close of business on May 16, 2008, is incorporated by reference to the Registrant's Prospectus filed on Form 497 on May 5, 2008 (SEC Accession No. 0001193125-08-102334).